Issuer Free Writing Prospectus dated November 2, 2021

Filed pursuant to Rule 433

Relating to the Preliminary Prospectus dated October 26, 2021

Registration Statement No. 333-260140

Claros Mortgage Trust, Inc.

7,000,000 Shares of Common Stock

This free writing prospectus relates to the initial public offering of common stock, $0.01 par value per share, of Claros Mortgage Trust, Inc. and should be read together with the preliminary prospectus dated October 26, 2021, or the preliminary prospectus, included in Amendment No. 1 to the Registration Statement on Form S-11 relating to this offering of common stock, which may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001666291/000119312521307219/d25803ds11a.htm

Claros Mortgage Trust, Inc. has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Claros Mortgage Trust, Inc. has filed with the Securities and Exchange Commission for more complete information about Claros Mortgage Trust, Inc. and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, Claros Mortgage Trust, Inc., any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com.

Richard Mack, our Chief Executive Officer and Chairman, has requested to purchase 268,097 shares of common stock in this offering, and certain of his family members have requested to purchase an aggregate of 1,278,618 shares of common stock in this offering. Purchases of these shares will reduce the number of shares available for sale to the general public. In addition, of these shares, 428,955 shares of common stock, including the 268,097 shares of common stock purchased by Richard Mack, will be subject to lock-up agreements with the underwriters that, subject to certain customary exceptions, restrict the sale of the shares of our common stock held by them for 180 days following the date of the prospectus. The representatives of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of common stock subject to lock-up agreements. See “Underwriting” for a description of these lock-up agreements.